                            CNET PROMOTION AGREEMENT

                              DELTATHREE.COM, INC.

         This Development and Promotion Agreement (the "Agreement") is dated effective as of September 22, 1999 (the "Effective Date") between CNET, Inc., with its principal place of business located at 150 Chestnut Street, San Francisco, California 94111 ("CNET"), and deltathree.com, Inc., with its principal place of business located at 430 Park Avenue, New York, NY 10022 ("Delta Three"). Pursuant to this Agreement, Delta Three will provide its PC-to-telephone connection product and related services to CNET users, and CNET will provide various promotions to Delta Three to assist Delta Three in promoting its PC-to-telephone product and related services. Accordingly, the parties hereby agree as follows:

1.       Definitions.

         "CNET Shopping Sites" means the CNET Sites located at the URLs http://www.shopper.com and http://www.computers.com, along with any other CNET sites mutually agreed by the parties.

         "CNET Sites" means the Internet sites operated by CNET.

         "Delta Three Marks" means any trademarks, trade names, service marks and logos that may be delivered by Delta Three to CNET expressly for inclusion in the Promotions.

         "Delta Three Products" means any product or service sold on Delta Three Site (and any successors and enhancements thereto), including but not limited to PC-to-Phone.

         "Delta Three Site" means the Internet site operated by Delta Three in the United States of America at http://www.deltathree.com, together with any mirror sites, co-branded sites, and successors to the foregoing.

         "Impression" means the display of a Promotion on the CNET Sites.

         "Merchant" means any merchant on any CNET Shopping Site.

         "PC-to-Phone" means Delta Three product known as PC-to-Phone or Click IT(TM) (and any successors and enhancements thereto) through which a User can place a call from a personal computer to a traditional telephone.

         "PC Telephone Product" means any product by which a User can place a call from a computer, whether through the Internet, by traditional telephone, or by other means.

         "PC Telephone Product Area" means a designated area on the CNET Sites where a User can view information about various PC Telephone Products.

         "Premier Status" means that no third-party PC Telephone Product will receive equal or more prominent positioning within a page on which PC-to-Phone appears, excluding standard banner advertising.

         "Promotions" means banners, buttons, text links, windows, television ads, event sponsorships and other promotions that are offered by CNET (whether online or offline) now or in the future.

         "Telephone Hyperlink" means a Merchant phone number that is hyperlinked in a manner that allows a User to click on the number and place a call to the respective Merchant through a PC Telephone Product, as further described in Section 3.1.1.

         "Term" means the term described in Section 6.

         "User" means a user of a CNET Site.

2. 2.1 Promotions. During the Term of this Agreement, CNET will use commercially reasonable means to deliver for Delta Three the Promotions as set forth on Exhibit A. Delta Three may request any reasonable reallocation of the location and type of the Promotions described in subparagraph (b) of Exhibit A, subject to CNET's then-current inventory availability. CNET shall not charge Delta Three any extra fees for such requested reallocations of Promotions if they are equivalent in value to those that would otherwise be provided by CNET hereunder. If Delta Three's requested reallocations of Promotions are more expensive than the location and type normally provided hereunder by CNET, then Delta Three shall pay the difference of such cost based on a thirty percent (30%) discount off of CNET's net standard advertising rate card (the net standard advertising rate card shall equal the standard rate card minus a 15% standard agency commission) at the time of request. CNET will use commercially reasonable efforts to implement Delta Three's requests made in accordance with the preceding sentence within thirty (30) days after receipt of each request. Delta Three will design any graphics and other materials required for the Promotions, and CNET will provide reasonable assistance to Delta Three in connection with the design and creation of such materials. Delta Three will be responsible for ensuring that each URL provided to CNET for use in a Promotion takes the User to the appropriate area within Delta Three Site and that such site functions with reasonable reliability and in a commercially reasonable manner throughout the Term. In particular, DeltaThree agrees that the DeltaThree Site will comply with the performance standards set forth on Exhibit D throughout the Term. In the event that any guarantee of minimum monthly number of Promotions to be delivered by CNET as set forth on Exhibit A is not reached in any month, CNET will agree to deliver such undelivered Promotions no later than within 60 days following that month or CNET and Delta Three will mutually agree on alternative placements to make up for any underdelivery.

         2.2 CNET will ensure that the CNET Sites will be available to Users at least 99% of the time during any 30 day period.

3.       CNET Shopping Sites; PC Telephone Product Area.

         3.1        Merchant Telephone Numbers.

                  3.1.1 Telephone Hyperlink. Except as described in Section 3.1.3, below, within 45 days following the Effective Date (the "Launch Date"), each Merchant telephone number listed on the CNET Shopping Sites will be hyperlinked in a manner that allows a User to click on the number and place a call to the respective Merchant through a PC Telephone Product. During the first year following the Launch Date, PC-to-Phone will be the exclusive PC Telephone Product through which a User may call a Merchant through a Telephone Hyperlink. Thereafter, PC-to-Phone will receive

                           Premier Status within the PC Telephone Product Area. Upon mutual agreement of the parties, the period of exclusivity described above may be extended.

                  3.1.2 PC-to-Phone. CNET and Delta Three will work together in good faith to allow Delta Three to reasonably implement technology that causes a User's computer to determine whether PC-to-Phone is installed on the computer each time a User clicks on a Telephone Hyperlink. If PC-to-Phone is determined to be on the User's computer, the User will be automatically connected to the Merchant through PC-to-Phone. Further, during the first year following the Launch Date, if PC-to-Phone is determined not to be on the User's computer, the User will automatically be taken to a Delta Three specific co-branded download page through which the User may download PC to Phone. PC to Phone will be the exclusive PC Telephone Product offered on such download page. Notwithstanding the foregoing, Users will be under no obligation to download PC-to-Phone. After the first year following the Launch Date, if PC-to-Phone is determined not to be on the User's computer, the User will automatically be taken to the PC Telephone Product Area and be able to download PC-to-Phone. Following the first year of the Term, PC-to-Phone will receive Premier Status within the PC Telephone Product Area unless the period of exclusivity is extended by the mutual agreement of the parties as set forth in 3.1.1.

                  3.1.3 Delta Three acknowledges that CNET receives compensation from Merchants, and that such compensation might be adversely affected by the Telephone Hyperlinks. If CNET reasonably and in good faith determines that a Telephone Hyperlink is adversely affecting the compensation paid by a Merchant, then CNET, following notification to Delta Three, may remove the Telephone Hyperlink from such Merchant's listings. Further, CNET may remove the Telephone Hyperlink from a Merchant's listings upon such Merchant's request. In the event that CNET removes a Telephone Hyperlink as described herein, then CNET will use commercially reasonable efforts to notify Delta Three of such removal, and CNET will insure that no other Telephone Hyperlink from a third party competing with Delta Three is attached to such Merchant.

                  3.1.4 Delta Three agrees that it will not charge Merchants any fees or require any other payment or consideration in order for Merchants to receive unlimited, uninterrupted telephone calls through PC-to-Phone other than normal fees incurred by the Merchants in connection with the operation and maintenance of a toll-free number.

         3.2      PC Telephone Product Area.

                  3.2.1 Delta Three Services. CNET will include PC-to-Phone within the PC Telephone Product Area which shall be accessible from the CNET Sites as determined by CNET. CNET will create the product description for PC-to-Phone, taking into consideration the reasonable input of Delta Three. Delta Three agrees to provide CNET with updated information in as necessary to maintain its accuracy. Each PC-to-Phone listing will be accompanied by a hyperlink that allows a User to download the PC-to-Phone file.

                 3.2.2     Prominence. Notwithstanding anything written above in
                           Section 3.1.1 with respect to exclusivity, during the Term of this Agreement, PC-to-Phone will receive Premier Status within the PC Telephone Product Area. Notwithstanding the foregoing, Delta Three acknowledges that CNET produces co-branded editions of the CNET Sites for various resellers, distributors and other licensees (collectively the "Distributors"). In some cases, such Distributors are entitled to replace CNET's default content with other content within their own co-branded editions of the CNET Sites. Notwithstanding the other provisions of this Agreement, if any such Distributor has exercised its right to remove Delta Three's PC-to-Phone product, then CNET will use commercially reasonable efforts to notify Delta Three within a reasonable time and will not be required to feature PC-to-Phone within such Distributor's co-branded edition of the CNET Sites. Additionally, CNET will insure that no other Telephone Hyperlink from a third party competing with Delta Three is available to be downloaded from the CNET Sites or any co-branded CNET web sites.

4.       Delta Three Product Maintenance and Support.

         4.1 Maintenance. Delta Three will maintain the Delta Three Products throughout the Term, and will ensure that they operate according to the specifications attached hereto as Exhibit B, as may be reasonably changed from time to time upon notice to CNET. Delta Three will use commercially reasonable efforts to notify CNET of any updates, upgrades or bug fixes, and will promptly provide copies of such to CNET.

         4.2 Support. Delta Three will provide Users with customer support for the Delta Three Products 24 hours per day, 7 days per week, 365 days per year. Delta Three will also provide a dedicated point-of-contact for CNET that can address any product performance issues.

         4.3 Third-Party Costs and Fees. As between CNET and Delta Three, Delta Three is responsible for paying all third-party costs and fees associated with Delta Three Products, including but not limited to licensing fees and royalties, servicing costs, and operations costs and, except as otherwise provided herein, CNET is responsible for paying all third-party costs and fees associated with the CNET Sites.

         4.4 Advertising Restrictions. If Delta Three permits any advertising to be included within PC-to-Phone, Delta Three will not include (or allow any third party to include) advertising within PC-to-Phone downloaded from the CNET web site for any competitor of CNET listed on Exhibit C, as reasonably amended by CNET from time to time. Further, without limiting the foregoing, each time a user clicks on a Telephone Hyperlink and is taken to a Delta Three Product from the CNET web site, Delta Three will block advertising within such Product for any competitor of CNET listed on Exhibit C.

5.       Payments.

         5.1 Promotions. During the Term, Delta Three will pay CNET a total of $11,000,000 for the Promotions as set forth in Exhibit A.

         5.2 Payment Terms. All amounts due to CNET shall be paid by Delta Three on a monthly basis within fifteen (15) business days following the receipt of the billing statement by Delta Three for the Promotions for the month in question. Payments under this Section 5 will be made by check or wire transfer of immediately available funds as reasonably directed by CNET.


6.       Term and Termination.

         6.1 Term. This Agreement shall begin on the Effective Date and end on the second anniversary (the "Term").

         6.2 Termination for Breach. If either party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement at any time by giving written notice of termination to the breaching party.

         6.3 Termination by CNET. CNET may terminate this Agreement at any time upon 30 days written notice, if CNET reasonably determines that PC-to-Phone:

                           (a) contains any virus, worm, "trojan horse", time bomb or similar contaminating or destructive feature;

                           (b) contains a material "bug" that is not adequately remedied to CNET's satisfaction within;

                           (c) is not performing substantially in the manner described in the written specifications provided to CNET and attached as Exhibit B ; or

                           (d) after the first year of the Term, is not among the top three PC Telephone Products on the market as determined by independent industry source ratings and market share.

                  Notwithstanding anything written above, the Agreement shall not be terminated if Delta Three is able to cure the condition in question at any time during the 30 day notice period.

         6.4 Survival. The provisions of Sections 1, 10, 11 and 12 and any payment obligations arising prior to termination will survive any termination of this Agreement.

7.       Reporting.

         7.1 CNET Promotion Report. Within 30 days after the end of each month during the Term, CNET will provide to Delta Three standard advertising reports, as generally offered by CNET, with respect to the Promotions.

         7.2 Delta Three Report. Within 30 days after the end of each month during the Term, Delta Three will provide to CNET a report that includes the following information for such month: (a) the aggregate number of referrals from the CNET Sites to Delta Three Site; (b) the total value of Delta Three Products purchased by Users on Delta Three Site, (c) other information mutually agreed by the parties. Delta Three will obtain the foregoing data by tagging each User using a cookie or other similar technology, as agreed upon by the parties. Further, Delta Three will provide CNET with a monthly report describing the number of calls made through Telephone Hyperlinks, broken down by Merchant (the "Telephone Report"). Delta Three acknowledges and agrees that CNET may make such Telephone Report available to the Merchants at CNET's discretion provided that Delta Three is informed prior to of distribution of the Telephone Report to any third party and has the right to prevent distribution to any competitors of Delta Three listed on Exhibit C, as reasonably amended by Delta Three from time to time. Further, at CNET's request, Delta Three will make the Telephone Report available to CNET in a manner that allows the Merchants to access such Telephone Report on a real-time basis provided that any reasonable technical costs associated with providing such access shall be borne by CNET.

8.       User Data.

         8.1 Collected Through Sites. Delta Three will be the sole owner of any information that Delta Three collects from Users through Delta Three Site, and CNET will be the sole owner of any information that CNET collects from Users through the CNET Sites. Subject to Section 12.7, each party will have the unrestricted right and license to use any information provided by the other party pursuant to Section 7. Further, unless otherwise disclosed to Users on the respective site, all data collected from Users through Delta Three Site will be kept confidential and not disclosed to third parties in accordance with the published privacy policy of CNET.

         8.2 Collected Through PC-to-Phone. Delta Three will own all information gathered through PC-to-Phone, provided that (a) Delta Three may use such information only for the purpose of notifying Users of updates, upgrades and bug-fixes related to PC-to-Phone, and (b) all such registration and transaction data shall be provided to CNET within 30 days after the end of each month, and CNET will be granted an unrestricted license to use such information as CNET deems appropriate.

9. Trademark License. Delta Three hereby grants to CNET a non-exclusive, royalty-free license, effective throughout the Term, to use, display and publish Delta Three Marks solely within the Promotions. Any use of Delta Three Marks by CNET must comply with any reasonable usage guidelines communicated by Delta Three to CNET from time to time. Nothing contained in this Agreement will give CNET any right, title or interest in or to Delta Three Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. CNET acknowledges and agrees that, as between Delta Three and CNET, Delta Three is the sole owner of all rights in and to Delta Three Marks. CNET hereby grants to Delta Three a non-exclusive, royalty-free license, effective throughout the Term, to use, display and publish CNET Marks solely within the Delta Three web site. Any use of CNET Marks by Delta Three must comply with any reasonable usage guidelines communicated by CNET to Delta Three from time to time. Nothing contained in this Agreement will give Delta Three any right, title or interest in or to CNET Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Delta Three acknowledges and agrees that, as between Delta Three and CNET, CNET is the sole owner of all rights in and to CNET Marks.

10. Responsibility for Delta Three Products. Delta Three acknowledges and agrees that, as between Delta Three and CNET, Delta Three will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of Delta Three Site or the offer or sale of any Delta Three Products by Delta Three or through Delta Three Site. CNET is not authorized to make, and agrees not to make, any representations or warranties concerning Delta Three Products, except to the extent (if any) contained within Promotions delivered to CNET by Delta Three.

11.      Mutual Indemnification.

         11.1 Indemnification by CNET. CNET shall indemnify and hold Delta Three harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that Delta Three may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of the CNET Marks by Delta Three in accordance with this Agreement; or (b) the operation of any CNET site (except in cases where Delta Three is required to indemnify CNET under the following paragraph), including claims of infringement or misappropriation of intellectual property rights.

         11.2 Indemnification by Delta Three. Delta Three shall indemnify and hold CNET harmless from and against any Losses that CNET may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of (a) the use of Delta Three Marks by CNET in accordance with this Agreement; (b) the use or distribution of PC-to-Phone, including without limitation any claim that PC-to-Phone infringes any third party intellectual property rights (including patent, copyright and trade secret rights);
                  (c) the operation of Delta Three Site; or (d) the offer or sale of Delta Three Products by Delta Three or through Delta Three Site.

         11.3 Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

12.      Miscellaneous.

         12.1 LIMITATION OF DAMAGES. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, EXCEPT FOR ANY CLAIM FOR INDEMNIFICATION ARISING UNDER SECTION 11, ABOVE, OR A CLAIM ARISING UNDER A BREACH OF CONFIDENTIALITY UNDER SECTION 12.7 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL PAYMENTSMADE BY SUCH PARTY UNDER THIS AGREEMENT.

         12.2     Assignment. Neither party may assign this Agreement, except
                  (a) upon the transfer of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise); (b) to an affiliate of such party; or
                  (c) with the written permission of the other party. Notwithstanding the foregoing, if either party's acquirer is recognized as a direct competitor of the other non-acquired, then the non-acquired party may terminate this Agreement upon 10 days written notice to the acquiror.

         12.3 Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

         12.4 Severability of Agreement. If a court of an arbitrator or competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected.

         12.5 Audit Rights. Delta Three will have the right to engage an independent third party to audit the books and records of CNET relevant to the quantification of the Promotions, upon reasonable notice and during normal business hours, and CNET will provide reasonable cooperation in connection with any such audit. Delta Three will pay all expenses of the auditor unless the audit reveals an underpayment or underdelivery by CNET of more than 10%, in which case CNET will reimburse all reasonable expenses of the auditor.

        12.6 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law.

        12.7 Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved by private arbitration in New York City by an arbitrator mutually selected by the parties. If the parties are unable to agree on an arbitrator or upon the rules governing the arbitration, the arbitration will be governed by the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any federal or state court in New York City and the parties hereby submit themselves to the jurisdiction of such courts for that purpose. All fees and costs concerning the arbitration, including, without limitation, the arbitrator's fees and expenses, shall be borne by the parties in the proportion determined by the arbitrator, provided, however, that each party shall bear its own attorneys' fees and witness' fees.

         12.8 Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party, including without limitation (a) proposals, ideas or research related to possible new products or services; (b) financial statements and other financial information; (c) any reporting information herein; and (d) the material terms of the relationship between the parties; provided, however, that such information will be considered confidential only if it is conspicuously designated as "Confidential," or if provided orally, identified at the time of disclosure and confirmed in writing within 30 days of disclosure (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's disclosed Confidential Information shall terminate when the party seeking to avoid its obligation under such Paragraph can document that such disclosed Confidential Information: (i) was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) was in response to a valid order by a court or other governmental body, was otherwise required by law, including the United States securities law and the rules promulgated thereunder, or was necessary to establish the rights of either party under this Agreement; provided, however, that both parties will stipulate to any orders necessary to protect said information from public disclosure.

         12.9 Press Release. Within sixty (60) days of the execution of this Agreement, the parties will issue a joint press release publicizing the agreement. As part of such joint press release, each party will provide an appropriate quote from one of its senior executive officers for use in such press release. Each party will have a reasonable opportunity to review and comment on such press release prior to publication.

         12.10 Illustrations. All Illustrations attached to the Exhibits are for illustrative purposes only and shall not be deemed to bind, obligate or restrict either party from making reasonable changes in such party's discretion.

         12.11 Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the San Francisco offices of Skadden, Arps, Slate, Meagher & Flom LLP twenty one

                  (21) days following such notice (or on the next succeeding business day, if the twenty first day is a weekend or holiday). In the event that after such negotiations the parties fail to resolve any dispute hereunder, the matter shall be referred to arbitration under section 12.7

         12.12 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, by messenger or by private courier; (ii) when actually delivered by registered or certified United States mail, return receipt requested and postage prepaid; or (iii) when sent by telecopy (provided, that, it is simultaneously electronically confirmed), addressed as follows:

                  in the case of CNET:                        in the case of Delta Three:
                  Attention: Chief Executive Officer          Attention: Chief Executive Officer
                  150 Chestnut Street                         430 Park Avenue
                  San Francisco, California 94111             New York, NY 10022
                  Fax:  (415) 274-3750                        Fax: (212) 588-3674

                  With a copy to: General Counsel             With a copy to: General Counsel
                  150 Chestnut Street                         430 Park Avenue
                  San Francisco, California 94111             New York, NY 10022
                  Fax:  (415) 274-3750                        Fax: (212) 588-3674

                  or to such other address as such party may indicate by a notice delivered to the other party hereto pursuant to the terms hereof.

         12.13 No Waiver. No waiver of breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right or remedy. No waiver of any other breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

         12.14 Remedies Not Exclusive. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth herein and allowed or allowable under applicable law.

         12.15 Article Headings. The captions and headings of the various articles of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend and specific terms or text of the article so designated and shall not in any way alter the meaning or interpretation of this Agreement.

         12.16 No Warranties. Neither Party warrants that its web site or services are completely error free or will operate without packet loss or interruption nor does it warrant any connection to or any transmission over the Internet. Each party acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as expressly set forth herein. Notwithstanding the foregoing, nothing herein shall prevent CNET from exercising its termination rights pursuant to Section 6.3.

         12.17 Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


CNET, INC.                                       DELTATHREE.COM, INC.


By: /s/ Douglas J. Woodrum                By: /s/ Mark Hirschhorn
   -----------------------------             ----------------------------------

Name: Douglas J. Woodrum                     Name: Mark Hirschhorn
      --------------------------                   ----------------------------


Title: CFO                                   Title: V.P. & CFO
       -------------------------                    ---------------------------

                                    Exhibit A

                                   Promotions

During the Term, Delta Three will pay CNET a total of $11,000,000 (net of all discounts) for the Promotions. All Promotions will be provided by CNET at a thirty percent (30%) discount off of CNET's net standard advertising rate card (the net standard advertising rate card shall equal the standard rate card minus a 15% standard agency commission). Such payment and Promotions will be allocated as follows:

         I. CNET shall invoice Delta Three $330,000 for Promotions placed on the CNET Web Site from the Effective Date through September 30, 1999. Notwithstanding anything to the contrary herein, Delta Three shall pay CNET the $330,000 within 90 days of receipt of the invoice for such amount.

         II. Delta Three will pay CNET $354,166.66 per month during the initial Term in accordance with the terms set forth in Section
                  5.2 of this Agreement for Promotions, to be delivered as described below (or as otherwise mutually agreed by the parties pursuant to Section 2 of the Agreement).

         III. Delta Three shall pay CNET $920,000 for the first year of the initial Term and $1,250,000 for the second year of the initial Term for additional advertising opportunities that CNET will present to Delta Three during each of the first two years of this Agreement. Such additional advertising opportunities shall include, but are not limited to, additional Promotions, radio and television advertising opportunities and event sponsorships as selected by DeltaThree's at its descretion. Delta Three's participation in such additional advertising opportunities shall be paid in accordance with CNET's net standard advertising rate card (the net standard advertising rate card shall equal the standard rate card minus a 15% standard agency commission).

                                    Year 1

                                           Net        30%         Monthly        Monthly      Yearly
              Site                         CPM      Disc CPM    Impressions       Cost         Cost
---------------------------------------------------------------------------------------------------------
CNET Network
------------
DOWNLOAD.COM
    Internet Category - Banners            $28.33    $19.83         750,000     $ 14,873    $  178,479
    Home and Personal - Buttons            $10.63    $ 7.44         750,000     $  5,581    $   66,969
    Home and Personal - Banners            $28.33    $19.83         250,000     $  4,958    $   59,493
    Home and Personal - Window             $42.50    $29.75         400,000     $ 11,900    $  142,800
    ROS Banners                            $21.25    $14.88         550,000     $  8,181    $   98,175
    ROS Windows                            $28.33    $19.83       1,120,000     $ 22,211    $  266,529
    ROS Buttons                            $ 7.50    $ 5.25       1,000,000     $  5,250    $   63,000
COMMERCE SERVICES
    Merchant Listings Pages                $17.00    $11.90       7,500,000     $ 89,250    $1,071,000
NEWS.COM
    Communications - Banners               $68.00    $47.60         575,000     $ 27,370    $  328,440
    Communications - Buttons               $12.75    $ 8.93       1,200,000     $ 10,710    $  128,520
CNET.COM
    Software Section - Banners             $63.75    $44.63         250,000     $ 11,156    $  133,875
    Internet Section - Banners             $63.75    $44.63         250,000     $ 11,156    $  133,875
    ROS Banners                            $56.67    $39.67         350,000     $ 13,884    $  166,610
SEARCH.COM
    ROS Banners                            $13.60    $10.88       2,500,000     $ 27,200    $  326,400
GAMECENTER.COM
    ROS Banners                            $21.25    $17.00       1,250,000     $ 21,250    $  255,000


Television Sponsorships
-----------------------
CNET News.com

    3 spots 30 seconds
    Founding Sponsor Billboard 10 seconds
      (beg. and end of show)
    CNET News.com Online Explore Board
CNET News.com                              $  --     $  --             --       $ 64,000    $  832,000
    1 spot 30 seconds
    Founding Sponsor Billboard 10 seconds
      (beg. and end of show)
    CNET TV.com Online Explore Board
---------------------------------------------------------------------------------------------------------
    Totals                                                       18,695,000     $348,930    $4,251,164
    CPM                                                                         $  18.66
---------------------------------------------------------------------------------------------------------

                                     Year 2

                                           Net        30%         Monthly        Monthly      Yearly
              Site                         CPM      Disc CPM    Impressions       Cost         Cost
---------------------------------------------------------------------------------------------------------
CNET Network
------------
DOWNLOAD.COM
    Internet Category - Banners            $28.33    $19.83         750,000     $ 14,873    $  178,479
    Home and Personal - Buttons            $10.63    $ 7.44         750,000     $  5,581    $   66,969
    Home and Personal - Banners            $28.33    $19.83         250,000     $  4,958    $   59,493
    Home and Personal - Window             $42.50    $29.75         400,000     $ 11,900    $  142,800
    ROS Banners                            $21.25    $14.88         550,000     $  8,181    $   98,175
    ROS Windows                            $28.33    $19.83       1,120,000     $ 22,211    $  266,529
    ROS Buttons                            $ 7.50    $ 5.25       1,000,000     $  5,250    $   63,000
COMMERCE SERVICES
    Merchant Listings Pages                $17.00    $11.90       7,500,000     $ 89,250    $1,071,000
NEWS.COM
    Communications - Banners               $68.00    $47.60         575,000     $ 27,370    $  328,440
    Communications - Buttons               $12.75    $ 8.93       1,200,000     $ 10,710    $  128,520
CNET.COM
    Software Section - Banners             $63.75    $44.63         250,000     $ 11,156    $  133,875
    Internet Section - Banners             $63.75    $44.63         250,000     $ 11,156    $  133,875
    ROS Banners                            $56.67    $39.67         350,000     $ 13,884    $  166,610
SEARCH.COM
    ROS Banners                            $13.60    $10.88       2,500,000     $ 27,200    $  326,400
GAMECENTER.COM
    ROS Banners                            $21.25    $17.00       1,250,000     $ 21,250    $  255,000


Television Sponsorships
-----------------------
CNET News.com
    3 spots 30 seconds
    Founding Sponsor Billboard 10 seconds
      (beg. and end of show)
    CNET News.com Online Explore Board
CNET News.com                              $  --     $  --             --       $ 64,000    $  832,000
    1 spot 30 seconds
    Founding Sponsor Billboard 10 seconds
      (beg. and end of show)
    CNET TV.com Online Explore Board
---------------------------------------------------------------------------------------------------------
    Totals                                                       18,695,000     $348,930    $4,251,164
    CPM                                                                         $  18.66
---------------------------------------------------------------------------------------------------------

                                    Exhibit B

                     Delta Three PC-to-Phone Specifications

                                    Exhibit C

                                CNET Competitors
                                ----------------

Ziff Davis
CMP
IDG
Wired
Mecklermedia
Andover News Network
FileZ.com
Developer.com
EarthWeb
MacCentral
Tucows
Dave Central
Gamelan
Softseek
Tipworld
Tom's Hardware
Amazon Auctions and Amazon Shop the Web (but not including sites operated by Amazon.com in other categories, including books, CDs, videos, etc.)
eBay
Onsale
Bidder's Edge
Boxlot
uBid
BottomDollar
MySimon
Price Watch
CompareNet
PriceScan

                             Delta Three Competitors
                             -----------------------

Net2Phone
PhoneFree
VocalTec
Efax
Jfax
Mail.com
DotCom Technologies
Escort Telecom
Biztrans
Iscom Inc.
My Operator
WebKall
ZeroPlus

                                    Exhibit D

               Performance Standards and Technical Specifications

The Delta Three Site and Delta Three's related operations must comply with the following performance standards throughout the Term:

1. Delta Three shall use commercially reasonable efforts to ensure that the Delta Three Site will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 99% of the time during any 30 day period.

2. The average time required to start downloading the HTML on a page of the Delta Three Site after a link from the CNET Sites shall not exceed a daily average of three seconds. For measurements required in this Paragraph, Delta Three may assume standard T1 connectivity to the Internet.

3. Without limiting the effect of Paragraphs 1 and 2 above, Delta Three shall provide to Users coming to the Delta Three Site from the CNET Sites at least the same level of service as is offered to users coming directly to the Delta Three Site.

4. The Delta Three Site shall not: (a) contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (b) permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (c) permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

5. If any of the performance standards set forth above are not met by Delta Three, CNET may immediately remove any or all links to the Delta Three Site and Delta Three Products, at CNET's sole discretion. If the Delta Three Site fails to operate fully and functionally in any material respect for any period of four or more consecutive hours, even if otherwise in compliance with the performance standards, CNET may immediately remove any or all links to the Delta Three Site, at CNET's sole discretion, until such time as Delta Three notifies CNET that the Delta Three Site has resumed acceptable operation. These remedies are for CNET's editorial purposes and in no way limit CNET's ability to terminate this contract.